Exhibit 99

                Citrix Reports First Quarter Earnings

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--April 21, 2004--

   First Quarter Revenues of $161.3 Million; GAAP Earnings Per Share of $0.05 Include Debenture Redemption and Expertcity Acquisition
              Costs; Adjusted Earnings Per Share of $0.19

    Citrix Systems, Inc. (Nasdaq:CTXS), the global leader in access infrastructure solutions, today reported results for the first quarter ended March 31, 2004.

    FINANCIAL RESULTS

    Revenues for the three months ended March 31, 2004 were $161.3 million, compared to $143.5 million in the same period of the prior year, a 12.4% increase. Net income was $9.3 million for the first quarter of 2004, or $0.05 per diluted share on a GAAP basis, compared to $30.3 million, or $0.18 per diluted share on a GAAP basis, in the comparable period of the prior year. As expected, GAAP net income and GAAP earnings per share were down in the first quarter of 2004 as compared to the comparable period of the prior year due to a charge for in-process research and development of $18.7 million in connection with the acquisition of Expertcity and a charge of approximately $7.2 million for the write-off of deferred debt issuance costs associated with the redemption of the company's convertible subordinated debentures. Net income, adjusted to exclude the effects of these charges and the amortization of intangible assets primarily related to business combinations, was $32.8 million for the first quarter of 2004, or $0.19 per diluted share, compared to $32.2 million, or $0.19 per diluted share, in the comparable period of the prior year.
    "We're reporting solid results for the first quarter, and I am quite pleased," said Mark Templeton, president and chief executive officer for Citrix. "Our results for the first quarter demonstrate we are building on the progress and momentum we established last year. Our focus is paying off - access is a growing strategic priority for organizations, and Citrix access infrastructure is a compelling solution. The integration of Expertcity as the Citrix Online Division is on track, giving us new access products, broader customer reach and additional subscription revenue.
    "We will continue to focus on defining, building and leading the access infrastructure market."

    FINANCIAL HIGHLIGHTS

    -- Net revenues for the first quarter increased approximately 12.4% over the comparable period last year.

    -- Deferred revenue increased by $18.6 million, or approximately 11%, during the quarter to a total of $183.7 million.

    -- Operating margin was 10.4% for the quarter; adjusted operating margin was 24.3% for the quarter, excluding the effects of write-offs for in-process research and development and amortization of intangible assets primarily related to business combinations.

    -- Cash flow from operations was approximately $78 million for the quarter.

    -- Cash and investments totaled approximately $536 million at the end of the quarter.

    -- During the quarter, the company repurchased approximately 0.7 million shares at an average net price per share of $20.96.

    -- In March, the company redeemed its zero coupon convertible subordinated debentures due in March 2019 for a total of approximately $355.7 million for all outstanding debentures, resulting in a write-off of deferred debt issuance costs of approximately $7.2 million.

    -- In February, the company closed on its acquisition of Expertcity, paying approximately $231 million in cash and stock to Expertcity shareholders.

    CUSTOMER HIGHLIGHTS

    Citrix closed several large deals during the quarter, including Group Deutsche Post World Net, IZB SOFT, Sadia S/A, Sonepar Germany and Ysleta Independent School District.
    Group Deutsche Post World Net is one of the largest and most productive logistics providers in the world. The company's regional subsidiary in Darmstadt, Germany, has licensed over 7,000 seats of Citrix(R) MetaFrame(R) Presentation Server to provide fast company-wide access to business-critical data.
    IZB SOFT, a leading German IT company with 900 employees in Munich and Nuremberg, assisted 81 Bavarian savings banks and other institutions in the selection and implementation of a common development platform. IZB SOFT was contracted to re-centralize the IT systems for all 81 banks. By licensing 38,725 seats of Citrix MetaFrame Presentation Server, IZB SOFT has reduced overall operational costs.
    Sadia S/A is Brazil's market leader in the production and sale of frozen and refrigerated chicken, turkey and pork products. The company has 40 sites around Brazil and looked to Citrix access infrastructure when it designed its access strategy. Using Citrix MetaFrame Presentation Server, nearly 4,000 Sadia employees will have secure anytime, anywhere access to SAP and over 200 other business-critical applications.
    Sonepar Germany, a leading provider of electrical products and services, has implemented 1,500 seats of Citrix MetaFrame Presentation Server, with an additional 1,200 scheduled for deployment. With Citrix access infrastructure, Sonepar Germany provides its employees with instant, centralized and secure remote access to applications such as SAP, Microsoft(R) Office and SQL.
    Located in El Paso, Texas, the Ysleta Independent School District (Ysleta ISD) is a Big 8 Texas School District recognized for its progressive approach to teaching and its focus on technology. The Ysleta Independent School District was the first urban school district in the state of Texas to be rated a "Recognized School District" and continues to receive national recognition for being a leader in educational innovation and achievement. To ensure that access to the application that tracks student performance is easily, securely and remotely available, Ysleta ISD has deployed 2,000 licenses of Citrix MetaFrame Presentation Server.

    CITRIX ONLINE DIVISION

    On February 27, 2004, Citrix completed the acquisition of Expertcity, Inc., the market leader in Web-based desktop access services. Citrix acquired Expertcity for approximately $231 million, comprised of approximately $113 million in cash and 5.6 million shares of the company's stock valued at approximately $118 million. Additional purchase price consideration of up to 0.6 million shares of the company's stock will be issued to Expertcity stockholders if certain financial milestones are achieved by the Expertcity business in 2004. Expertcity now operates as the Citrix Online Division. Financial results for the three months ended March 31, 2004, include the financial results of the Citrix Online Division after the closing date of the acquisition.
    As a result of the acquisition, Citrix's access infrastructure product portfolio now includes GoToMyPC(R) and GoToAssist(TM). GoToMyPC is a popular software service for secure, browser-based and managed access to desktop PCs from anywhere. GoToAssist provides secure and reliable Web-based technical support and customer collaboration.

    PRODUCT HIGHLIGHTS

    During the quarter, Citrix Online announced Citrix GoToMeeting(TM), a next-generation Web-based collaboration service that provides the easiest, most secure and most cost-effective means for conducting meetings and demonstrations online. Citrix GoToMeeting makes instant real-time meetings with desktop-based applications simple, secure and easy. Two versions will be available for customer trial in the second quarter: Citrix GoToMeeting for individual professionals and small business, and Citrix GoToMeeting Corporate for the enterprise.
    In March, Citrix announced the general availability of Citrix MetaFrame Secure Access Manager 2.2, a key component of the Citrix MetaFrame Access Suite. The latest version supports increased mobility and flexibility by enabling access to Microsoft Outlook synchronization and offering workers additional choices in user interfaces based on their requirements. MetaFrame Secure Access Manager is the most cost-effective access infrastructure solution, providing fast deployment and secure, single-point access to aggregated information over the Web based on roles and access policies
- without compromising ease of access.
    In other product news, during the first quarter Citrix announced enhanced security and identity management capabilities within Citrix MetaFrame Password Manager, the most efficient single sign-on solution for accessing all password-protected applications, whether running in a Citrix or non-Citrix environment. These enhanced capabilities include out-of-the-box support for a broad range of authentication devices - smart cards, tokens, biometrics, and proximity devices - from 14 vendors including RSA Security, PassGo, Secure Computing, SAFLINK Corporation, NetMaker and Ensure.

    Citrix accessPARTNER Network

    At January's Citrix Solutions Summit(TM), the company's annual global partner conference, Citrix unveiled the Citrix accessPARTNER network, the new name for the company's global network of partners. The new partner network unifies a strong ecosystem of solution advisors, educators and alliance partners to meet specific customer needs in developing and executing an access strategy.
    In addition to the new partner network, Citrix introduced Advisor Rewards, a program that provides a new way for Citrix channel partners to enhance their profitability from sales of the Citrix MetaFrame Access Suite. Combining the industry's best incentive vehicles, Advisor Rewards provides monetary rewards for Citrix Solution Advisors (formerly resellers within the Citrix Solutions Network(TM)) that register deals, submit sales forecasts earlier in the volume licensing sales process and provide value-based solution selling around the Citrix MetaFrame Access Suite. The rewards can reach as high as 10 percent incremental margin of the suggested licensing price of the products sold and are available to Citrix Solution Advisors. The new program gives Solution Advisors a fixed commission rate for driving demand - no matter where the customer fulfills the licenses - rewarding value-added selling efforts.

    ALLIANCE HIGHLIGHTS

    During the first quarter, Citrix strengthened existing relationships and forged new ones with key partners including IBM, Verizon Wireless, and Intel.

    -- At the CeBIT conference in Hannover, Germany, Citrix announced that it would work with Intel through the Mobilized Software Initiative (MSI) to enable enterprises and ISVs to deploy applications for mobile devices. Citrix and Intel are working with organizations in the finance, education, healthcare and government sectors to architect mobile solutions that leverage the benefits of the Citrix MetaFrame Access Suite.

    -- Citrix announced that it joined IBM's new Orchestration and Provisioning Automation Library (OPAL) initiative, which is designed to capture IT best practices and turn them into "workflows" for automating manually driven IT tasks. As an OPAL participant, Citrix worked with IBM Tivoli to develop a workflow for automatically provisioning Citrix MetaFrame Presentation Server environments using IBM Tivoli orchestration and provisioning products.

    -- Citrix, Verizon Wireless and Zumasys announced the completed rollout of Citrix access infrastructure over Verizon Wireless' BroadbandAccess high-speed wireless service. The three companies worked together to deliver this solution to Continental Laboratory Products, which is using it to give its direct sales force on-demand wireless access to corporate information and Web content from the field.

    -- The Citrix Online Division announced an alliance with Sharp to make remote access to desktop PCs easier and more cost-effective. Under the agreement, Citrix GoToMyPC, the market-leading remote desktop access service, will now come with every Sharp Actius MM20 notebook computer.

    BUSINESS OUTLOOK

    Citrix management offers the following guidance for the quarter ending June 30, 2004:

    -- Revenue is expected to be in the range of $170 million to $180 million for the quarter ending June 30, 2004.

    -- GAAP earnings per share is expected to be in the range of $0.14 to $0.16 for the quarter ending June 30, 2004.

    -- Adjusted earnings per share, which excludes the amortization of intangible assets primarily related to business combinations, is expected to be in the range of $0.16 to $0.18 for the quarter ending June 30, 2004.

    The above statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

    CONFERENCE CALL INFORMATION

    Citrix will host a conference call today at 4:45 p.m. EDT to discuss its financial results, quarterly highlights and business outlook. The call will include a slide presentation, and participants are encouraged to listen to and view the presentation via webcast at http://www.citrix.com/investors.
    The conference call may also be accessed by dialing: 888/799-0519 or 706/634-0155 using the passcode CITRIX. A replay of the webcast can be viewed by visiting the Investor Relations section of the Citrix corporate website at http://www.citrix.com/investors through May 4, 2004. In addition, an audio replay of the conference call will be available through April 28, 2004 by dialing 800/642-1687 or 706/645-9291 (passcode required: 6515699).

    CITRIX STRATEGY DAY 2004

    Citrix will host Citrix Strategy Day 2004 on April 27, 2004, at the Crowne Plaza Times Square Manhattan in New York, with remarks beginning at 9:00 a.m. EDT.
    The Citrix leadership team will provide an in-depth review of the company's strategy including plans to expand market share, deliver greater value to customers, develop innovative products and technology, improve go-to-market execution, build brand awareness, and strengthen partnerships.
    To register for Strategy Day 2004, visit https://www.exl.carlson.com/StrategyDay2004/.
    A live webcast and replay will be available at www.citrix.com/strategyday2004.

    About Citrix

    Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader in access infrastructure solutions and the most trusted name in secure access for enterprises and individuals. Nearly 50 million people in more than 120,000 organizations around the world use Citrix every day. Our software gives people secure and well-managed access to business information wherever it lives -- on demand. Citrix customers include 100% of the Fortune 100 companies, 99% of the Fortune 500, and 92% of the Fortune Global 500. Based in Fort Lauderdale, Florida, Citrix has offices in 22 countries, and more than 7,000 channel and alliance partners in more than 100 countries. For more information visit http://www.citrix.com.

    For Citrix Investors

    This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by management, the statements contained in Business Outlook, and in the reconciliation of non-GAAP measures to comparable U.S. GAAP measures concerning management's forecast of revenue and earnings per share, statements regarding existing and new products, channel programs, management's plans, objectives and strategies, and management's assessment of market factors, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, including, without limitation, the success of the company's product lines; the company's product concentration and its ability to develop and commercialize new products and services; the success of investments in foreign operations and markets; the company's ability to successfully integrate the operations and employees of acquired companies; failure to achieve anticipated revenues and profits from acquisitions; the company's success in expanding into new geographic and vertical markets; the company's ability to maintain and expand its core business in large enterprise accounts; the size, timing and recognition of revenue from significant orders and other revenue recognition changes, including increases in deferred revenue; the company's reliance on and the success of the company's independent distributors and resellers for the marketing and distribution of the company's products and the success of the company's Advisor Rewards program; increased competition, including potential competition from Microsoft and other companies; changes in the company's pricing policies or those of its competitors; management of operations and operating expenses; charges in the event of the impairment of assets acquired through business combinations and licenses; the management of anticipated future growth and the recruitment and retention of qualified employees; risks associated with the market for our Web-based access, training and customer assistance products; as well as risks of downturns in economic conditions generally; political and social turmoil; and the uncertainty in and the effects of a weakened IT spending environment which has impacted the overall demand for software and related services; and other risks detailed in the company's filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

    Citrix(R), MetaFrame(R), Citrix Solutions Summit(TM) and Citrix Solutions Network(TM) are registered trademarks or trademarks of Citrix Systems, Inc. in the U.S. and other countries. GoToMyPC(R), GoToAssist(TM) and GoToMeeting(TM) are registered trademarks or trademarks of Citrix Online LLC in the U.S. and other countries. Microsoft(R) is a registered trademark of Microsoft Corporation in the U.S. and/or other countries. All product and company names herein may be trademarks of their respective owners.

    Use of Non-GAAP Financial Measures

    This press release contains non-GAAP financial measures as defined by SEC Regulation G. These non-GAAP financial measures should not be construed as superior to GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed in this press release (if available) and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure are included in this press release after the condensed consolidated financial statements and can be found on the Investor Relations page of the Citrix corporate Web site at http://www.citrix.com/investors.


                         CITRIX SYSTEMS, INC.

              Condensed Consolidated Statements of Income
           (In thousands, except per share data - unaudited)

                                                  Three Months Ended
                                                       March 31,
                                                   2004       2003
                                                 ---------- ----------
Revenues:
     Software licenses                             $87,426    $96,874
     Software license updates                       58,897     35,240
     Services                                       14,987     11,377
                                                 ---------- ----------
            Total net revenues                     161,310    143,491

Cost of revenues                                     4,236      4,731
                                                 ---------- ----------
Gross margin                                       157,074    138,760

Operating expenses:
     Research and development                       19,038     15,125
     Sales, marketing and support                   74,128     61,711
     General and administrative                     24,751     21,022
     In-process research and development            18,700         --
     Amortization of intangible assets               3,760      2,974
                                                 ---------- ----------
            Total operating expenses               140,377    100,832

Income from operations                              16,697     37,928
Write-off of deferred debt issuance costs           (7,219)        --
Other income, net                                    2,326      1,460
                                                 ---------- ----------
Income before income taxes                          11,804     39,388

Income taxes                                         2,479      9,059
                                                 ---------- ----------
Net income                                          $9,325    $30,329
                                                 ========== ==========

Earnings per common share - diluted                  $0.05      $0.18
                                                 ========== ==========
Weighted average shares outstanding -
    Diluted                                        172,584    170,402
                                                 ========== ==========
Adjusted net income                                $32,771    $32,195
                                                 ========== ==========
Adjusted earnings per share - diluted                $0.19      $0.19
                                                 ========== ==========


    Note: The above presentation of adjusted net income and adjusted earnings per share has been adjusted to exclude the effects of amortization of core technology and other intangible assets primarily related to business combinations of $3.8 million and $3.0 million for the three months ended March 31, 2004 and 2003, respectively. For the three months ended March 31, 2004 adjusted net income and adjusted diluted earnings per share have also been adjusted to exclude the effects of the write-off of deferred debt issuance costs of $7.2 million and in-process research and development of $18.7 million.


                 Condensed Consolidated Balance Sheets
                      (In thousands - unaudited)

                                              March 31,   December 31,
                                                 2004         2003
                                             ------------ ------------
ASSETS:
Cash and short-term investments                 $251,193     $612,314
Accounts receivable, net                          67,646       87,464
Other current assets                              91,412      109,707
                                             ------------ ------------
     Total current assets                        410,251      809,485

Long-term investments                            284,955      285,957
Property and equipment, net                       67,026       65,837
Goodwill and other intangible assets, net        381,987      173,664
Other long-term assets                             7,330        9,996
                                             ------------ ------------
     Total assets                             $1,151,549   $1,344,939
                                             ============ ============

LIABILITIES AND
STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses           $105,403     $113,127
Current portion of deferred revenues             172,707      152,938
Convertible subordinated debentures                   --      351,423
                                             ------------ ------------
     Total current liabilities                   278,110      617,488

Long-term portion of deferred revenues            10,973       12,137
Other liabilities                                 16,639        8,516

Stockholders' equity                             845,827      706,798

                                             ------------ ------------
Total liabilities and stockholders' equity    $1,151,549   $1,344,939
                                             ============ ============


   Reconciliation of Non-GAAP Financial Measures to Comparable U.S.
                             GAAP Measures
                              (Unaudited)

    We utilize certain non-GAAP financial measures to evaluate our performance. We consider these measures important indicators of our success. In addition, Citrix provides these non-GAAP measures of the company's performance to investors to enable them to, among other things, better compare Citrix's most recent results of operations against financial models prepared by the company's investors and securities analysts, and to provide additional information concerning the impact of business acquisitions on Citrix's results of operations. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States ("U.S. GAAP") such as net income and earnings per share and should not be considered measures of our liquidity. In addition, our non-GAAP financial measures may not be comparable to similar measures reported by other companies.
    The following tables reconcile non-GAAP financial measures used in this release to the most comparable U.S. GAAP measure for the respective periods (in thousands, except for per share information and percentages):

                  Three Months Ended March 31, 2004
                  ---------------------------------
                                                       Earnings
                                                         Per
              Operating  Operating Operating   Net      Share -  Tax
               Expenses    Income    Margin    Income   Diluted  Rate
              ---------- --------- --------- --------- -------- ------
U.S. GAAP
 measure       $140,377   $16,697      10.4%   $9,325    $0.05     21%
Adjustments
 to exclude the
 following:
  Amortization   (3,760)    3,760       2.3     2,970     0.02     --
  Write-off
   deferred
   debt
   issuance
   costs             --        --        --     5,703     0.03     --
  In-process
   research and
   development  (18,700)   18,700      11.6    14,773     0.09     --
              ---------- --------- --------- --------- -------- ------


Adjusted
 figures       $117,917   $39,157      24.3%  $32,771    $0.19     21%
              ========== ========= ========= ========= ======== ======

                  Three Months Ended March 31, 2003
                  ---------------------------------
                                                       Earnings
                                                         Per
              Operating  Operating Operating   Net      Share -  Tax
               Expenses    Income    Margin    Income   Diluted  Rate
              ---------- --------- --------- --------- -------- ------

U.S. GAAP
 measure       $100,832   $37,928      26.4%  $30,329    $0.18   23.0%
Adjustments
 to exclude
 the effects of
 amortization    (2,974)    2,974       2.1     1,866     0.01    1.0
              ---------- --------- --------- --------- -------- ------

Adjusted
 figures        $97,858   $40,902      28.5%  $32,195    $0.19   24.0%
              ========== ========= ========= ========= ======== ======


                       Forward-looking Guidance
               for the Three Months Ended June 30, 2004
               ----------------------------------------
                                        Earnings Per Share Range -
                                                   Diluted
                                      --------------------------------

          U.S. GAAP measure                    $0.14 to $0.16

        Adjustments to exclude
            the effects of
             amortization                          $0.02
                                      --------------------------------

          Adjusted figures                     $0.16 to $0.18
                                      ================================

    CONTACT: Citrix Systems, Inc., Fort Lauderdale
             Media inquiries: Eric Armstrong, 954/267-2977 eric.armstrong@citrix.com or
             Investor inquiries:
             Jeff Lilly, 954/267-2886
             jeff.lilly@citrix.com